The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these notes, and we and the underwriters are not soliciting an offer to buy these notes in any jurisdiction where such offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-155908
Subject to completion, dated November 16, 2009
Preliminary Prospectus Supplement
(To Prospectus dated December 3, 2008)

Thomas & Betts Corporation
$
     % Senior Notes due 20

We are offering $      aggregate principal amount of     % senior notes due 20  .

The notes will bear interest at     % per year. We will pay interest on the notes semi-annually on           and           of each year, beginning on          , 2010. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may redeem the notes, in whole or in part, at any time and from time to time prior to their maturity at the redemption price described under “Description of the notes—Optional redemption.” If we experience a change of control triggering event, we may be required to purchase the notes from holders at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase as described under “Description of the notes—Repurchase upon change of control triggering event.” There is no sinking fund for the notes.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. The notes will be effectively junior to all of our existing and future secured indebtedness to the extent of the value of any collateral securing such indebtedness and structurally junior to all existing and future indebtedness and other liabilities of our subsidiaries.

We do not intend to list the notes on any securities exchange. There is currently no market for the notes.

Investing in the notes involves risks. See “Risk factors” on page S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

			Underwriting discounts	Proceeds to us,
	Price to public(1)		and commissions	before expenses

Per note		%	%	%

Total	$		$	$

(1)	Plus accrued interest, if any, from November , 2009.

Delivery of the notes in book-entry form only will be made on or about November   , 2009. The notes will be delivered through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, S.A. Luxembourg and Euroclear Bank S.A./N.V., as operator of the Euroclear System.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

November   , 2009

Prospectus

Thomas & Betts Corporation	1
Where you can find more information	1
Caution regarding forward-looking statements	2
Description of common stock	2
Description of preferred stock	3
Description of debt securities	5
Form of debt securities	10
Plan of distribution	12
Validity of securities	12
Experts	13

You should rely only on the information contained or incorporated by reference in this document or to which we have referred you. Neither we nor the underwriters have authorized any person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these notes or soliciting an offer to buy these notes in any jurisdiction where such offer or sale is not permitted. This document may only be used where it is legal to sell and buy these notes. The information in this document is only accurate as of the date of this document. Our business, financial condition cash flows, results of operations and prospects may have changed since this date.

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes and certain information relating to us and our business. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to the notes.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents incorporated by reference to which we have referred you in “Where you can find more information” below.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008 (filed on February 17, 2009) (including the portions of the Definitive Proxy Statement on Schedule 14A (filed on March 13, 2009) for our annual meeting of stockholders held on May 6, 2009 incorporated by reference therein);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (filed on May 1, 2009);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 (filed on July 31, 2009);

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (filed on October 27, 2009); and

•	Our Current Reports on Form 8-K filed on May 7, 2009, June 4, 2009, June 8, 2009, September 3, 2009 and October 1, 2009.

You may request a copy of these filings at no cost, by writing or telephoning the office of W. David Smith, Jr., Assistant Corporate Secretary, Thomas & Betts Corporation, 8155 T&B Boulevard, Memphis, Tennessee 38125, Tel. (901) 252-8000.

S-ii

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein include “forward-looking comments and statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts regarding Thomas & Betts Corporation and are subject to risks and uncertainties in our operations, business, economic and political environment. Forward-looking statements contain words such as:

• “achieve”	• “anticipates”	• “intends”
• “should”	• “expects”	• “predict”
• “could”	• “might”	• “will”
• “may”	• “believes”	• other similar expressions

Many factors could affect our future financial condition or results of operations. Accordingly, actual results, performance or achievements may differ materially from those expressed or implied by the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. We undertake no obligation to revise any forward-looking statement included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to reflect any future events or circumstances.

These risks and uncertainties, which are further explained in Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2008, include:

•	negative economic conditions could have a material adverse effect on our operating results and financial condition;

•	a significant reduction in the supply of commodity raw materials could materially disrupt our business, and rising and volatile costs for commodity raw materials and energy could have a material adverse effect on our profitability;

•	significant changes in customer demand due to increased competition could have a material adverse effect on our operating results and financial condition.

References in this prospectus supplement to “we”, “our”, “us”, “Thomas & Betts” “T&B” or the “Corporation” are to Thomas & Betts Corporation and its consolidated subsidiaries, except under the heading “Description of the notes” in this prospectus supplement and except when the context otherwise requires.

S-iii

Prospectus supplement summary

This summary may not contain all of the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein before making an investment decision to purchase the notes.

Thomas & Betts Corporation

We are a leading producer of electrical components used in construction, industrial, utility and communications markets. We are also a leading producer of highly engineered steel structures, used primarily for utility transmission. We are also a leading producer of commercial heating and ventilation units. We have operations in approximately 20 countries. Manufacturing, marketing and sales activities are concentrated primarily in North America and Europe. We pursue growth through market penetration, new product development and acquisitions.

We sell our products through the following channels:

•	electrical, utility, telephone, cable and heating, ventilation and air-conditioning distributors;

•	mass merchandisers, catalog merchandisers and home improvement centers; and

•	directly to original equipment manufacturers, utilities and certain end-users.

Thomas & Betts was first established in 1898 as a sales agency for electrical wires and raceways, and was incorporated and began manufacturing products in New Jersey in 1917. We were reincorporated in Tennessee in 1996.

Our corporate offices are maintained at 8155 T&B Boulevard, Memphis, Tennessee 38125, and our telephone number at that address is 901-252-8000.

We maintain a website at http://www.tnb.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

The offering

The following summary contains information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section in this prospectus supplement entitled “Description of the notes” and the section in the accompanying prospectus entitled “Description of debt securities.”

Issuer	Thomas & Betts Corporation

Notes offered	$ aggregate principal amount of % Senior Notes due 20

Maturity	, 20

Interest	% per year

Interest payment dates	and of each year, beginning on , 2010

Ranking	The notes will:

• rank equally in right of payment with all our other existing and future senior unsecured indebtedness;

• rank senior in right of payment to all of our existing and future subordinated indebtedness;

• be effectively junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, including any future indebtedness that may be secured under our Senior Credit Facility (as defined herein); and

• be structurally junior to all existing and future indebtedness and other liabilities of our subsidiaries.

As of September 30, 2009, we had indebtedness of approximately $607.6 million that ranks equally with the notes and we had no outstanding secured indebtedness. As of September 30, 2009, our subsidiaries had approximately $135 million of liabilities.

Optional redemption	We may redeem the notes, in whole or in part, at our option, at any time at a redemption price as described in “Description of the notes—Optional redemption” in this prospectus supplement.

Repurchase upon change of control triggering event	Upon the occurrence of a Change of Control Triggering Event (as defined herein), we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. See “Description of the notes—Repurchase upon change of control triggering event”.

Covenants	The indenture under which the notes will be issued contains covenants for your benefit. These covenants restrict our ability to:

• create certain liens;

• enter into sale and lease-back transactions; or

• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

These covenants are, however, subject to important exceptions and qualifications, which are described in this prospectus supplement. For a more detailed description, see “Description of the notes” in this prospectus supplement and “Description of debt securities” in the accompanying prospectus.

Issuance of additional notes	We may create and issue additional notes ranking equally and ratably with the notes in all respects, so that such additional notes shall be consolidated with the notes, including for purposes of voting and redemptions.

Form and denomination	The notes will be issued in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of proceeds	We expect that we will receive approximately $ million in net proceeds from this offering, after deducting the underwriters’ discount and estimated offering expenses payable by us. We intend to use a portion of the net proceeds (1) to repay in full $125 million aggregate principal amount of our outstanding 7.25% Notes due 2013 and (2) to repay up to approximately $95 million of our outstanding indebtedness under our Senior Credit Facility. The remaining portion of the proceeds will be used for other general corporate purposes. See “Use of proceeds.”

As of November 13, 2009, we had approximately $485 million of indebtedness outstanding under our Senior Credit Facility.

Listing	The notes will not be listed on any securities exchange.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing law	New York

Conflicts of interests	Affiliates of certain of the underwriters are lenders under the Senior Credit Facility. Because more than 5% of the net proceeds of this offering, not including underwriting compensation, may be received by an affiliate of an underwriter, this offering is being conducted in accordance with National Association of Securities Dealers (NASD) Conduct Rule 2720 of the Financial Industry Regulatory Authority, Inc. For a brief description of the Senior Credit Facility and our relationships with certain underwriters, see “Use of proceeds” and “Conflicts of interests.”

Risk factors	See “Risk factors” and other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before investing in the notes.

Summary selected consolidated financial data

The following table sets forth consolidated financial data as of the dates and for the periods presented. The selected historical financial data for each of the years during the four-year period ended December 31, 2008 have been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes included herein, which have been examined and reported upon by KPMG LLP, our independent public accountants. The selected historical consolidated financial data as of, and for the nine months ended September 30, 2009 and 2008 have been derived from, and should be read in conjunction with, our unaudited condensed consolidated financial statements incorporated by reference herein. Results presented for the nine-months ended September 30, 2009 and 2008 are not necessarily indicative of results to be expected for any full year or future period.

	Year ended December 31,				Nine months ended September 30,
(dollars in thousands)	2005	2006	2007	2008	2008	2009

Statement of operations data:
Net sales	$1,695,383	$1,868,689	$2,136,888	$2,473,824	$1,902,500	$1,405,906
Cost of sales	1,193,879	1,298,347	1,475,347	1,697,844	1,307,991	988,965

Gross profit	501,504	570,342	661,541	775,980	594,509	416,941
Selling, general and administrative	296,132	323,577	371,853	430,717	323,692	277,605
Intangible asset impairment	–	–	–	32,700	–	–

Earning from operations	205,372	246,765	289,688	312,563	270,817	139,336
Interest expense, net	(25,214)	(14,840)	(23,521)	(43,426)	(33,455)	(26,317)
Other (expense) income, net	(4,298)	1,517	(2,276)	(7,737)	(2,416)	1,649
Gain on sale of equity interest	–	–	–	169,684	169,684	–

Earnings from continuing operations before income taxes	175,860	233,442	263,891	431,084	404,630	114,668
Income tax provision	62,452	58,312	80,215	157,398	155,273	33,827

Net earnings from continuing operations	113,408	175,130	183,676	273,686	249,357	80,841
Loss from discontinued operations, net	–	–	(460)	(8,355)	(1,106)	–

Net earnings	$113,408	$175,130	$183,216	$265,331	$248,251	$80,841

Basic earnings (loss) per share:
Continuing operations	$1.89	$2.90	$3.17	$4.84	$4.35	$1.54
Discontinued operations	–	–	(0.01)	(0.15)	(0.02)	–

Net earnings	$1.89	$2.90	$3.16	$4.69	$4.33	$1.54

Diluted earnings (loss) per share:
Continuing operations	$1.86	$2.85	$3.13	$4.79	$4.31	$1.53
Discontinued operations	–	–	(0.01)	(0.15)	(0.02)	–

Net earnings	$1.86	$2.85	$3.12	$4.64	$4.29	$1.53

Average shares outstanding:
Basic	60,054	60,434	57,926	56,566	57,339	52,356
Diluted	61,065	61,447	58,720	57,159	57,802	52,987
Other data:
Ratio of earnings to fixed charges(a)	4.9x	7.2x	7.2x	8.3x	9.9x	4.3x

(a)	For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax earnings from continuing operations before income taxes, interest expense, amortization of debt expense, the estimated interest factor in rent expense and adjustments for undistributed earnings from less-than-50-percent-owned entities. Fixed charges include interest expense, amortization of debt expense and the estimated interest factor in rent expense.

	As of
	December 31,	December 31,	December 31,	December 31,	September 30,
	2005	2006	2007	2008	2009

Balance sheet data:
Cash and cash equivalents	$216,742	$370,968	$149,926	$292,494	$357,429
Restricted cash	–	–	16,683	7,971	2,917
Marketable securities	292,154	371	221	112	126
Total assets	1,920,396	1,830,223	2,567,786	2,410,602	2,429,862
Long-term debt including current maturities	537,959	387,631	811,205	660,944	608,219
Total shareholders’ equity	1,052,590	1,068,359	1,228,934	1,144,657	1,276,874

Risk factors

You should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2008, before deciding whether to invest in the notes. The risks described therein or discussed below are those that we consider to be the most significant to your decision whether to invest in the notes. If any of the events described below occurs, the value of your investment in the notes could decline, and in some cases we may not be able to make payments on the notes, and this could result in your losing all or part of your investment.

Risks related to the notes

The notes will be structurally junior to the existing and future indebtedness and other liabilities of our subsidiaries and effectively junior to our secured debt to the extent of the value of the collateral securing such indebtedness.

The notes will be effectively subordinated to any debt and other liabilities and commitments, including trade payables and lease obligations, of our subsidiaries, whether or not secured. The notes will not be guaranteed by our subsidiaries and we may not have direct access to the assets of our subsidiaries unless these assets are transferred by dividend or otherwise to us. The ability of the subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. A significant amount of our cash flow is dependent on our subsidiaries and payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or make any funds available therefor, whether by dividends, loans or other payments. Our right to receive assets of any of our subsidiaries upon that subsidiary’s liquidation or reorganization will be effectively subordinated to the claim of that subsidiary’s creditors (except to the extent that we are creditors of that subsidiary). Consequently, the notes will be effectively subordinated to all liabilities, including trade payables and lease obligations, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of September 30, 2009, our subsidiaries had approximately $135 million of liabilities.

The notes are our unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured obligations. The notes are not secured by any of our assets. Claims of secured lenders, whether senior or junior, with respect to assets securing their loans will be prior with respect to those assets. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon any acceleration of the notes, these assets will be available to pay obligations on the notes only after all other debt secured by these assets has been repaid in full. Any remaining assets will be available to you ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid. As of September 30, 2009, we had no outstanding secured indebtedness.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and the indenture under which the notes will be issued do not limit the amount of unsecured debt that may be incurred by us, permits us to incur secured debt under specified circumstances, and permits our subsidiaries to incur debt, whether secured or unsecured, without restriction. Our and our subsidiaries’ incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

We may be unable to purchase the notes upon a change of control.

Upon the occurrence of a Change of Control Triggering Event described herein, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. A Change of Control Triggering Event may also trigger a cross default under the Senior Credit Facility and other credit facilities. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the notes—Repurchase upon change of control triggering event.”

You may not be able to determine when a change of control has occurred giving rise to your right to having your notes repurchased by us following a sale of “substantially all” of our assets.

The definition of “Change of Control” applicable to the notes as described in “Description of the notes—Repurchase upon change of control triggering event” includes a clause relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the term “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person may be uncertain in some circumstances.

An active trading market may not develop for the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable law. However, the underwriters are not obligated to make a market in the notes and may cease their market-making activities at any time at their discretion without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for securities and by changes in our financial performance or prospects of, or financial performance of, companies in our industry generally. As a result, we cannot assure you that an active trading market will develop or be maintained for the notes. If a market for the notes does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.

The terms of the indenture and the notes provide only limited protection against significant corporate events that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to noteholders upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the notes.

The “Change of Control Triggering Event” definition as described under “Description of the notes—Repurchase upon change of control triggering event” does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes, increase the amount of our outstanding indebtedness or adversely affect our capital structure or credit ratings. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes and hence would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.

The indenture for the notes also does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	limit the ability of our unrestricted subsidiaries to service indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•	limit our ability to sell, merge or consolidate any of our unrestricted subsidiaries.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Our Senior Credit Facility contains certain customary covenants that may limit our financial and operating activities.

Our Senior Credit Facility contains certain customary covenants that, among other things, may restrict our ability and the ability of certain of our subsidiaries to enter into agreements or transactions with our affiliates, make dividends or other distributions, create liens or incur indebtedness. For example, the agreement contains covenants placing certain limits on permitted indebtedness of our subsidiaries and on the creation, incurrence, assumption or existence of certain liens on our property or the property of our subsidiaries. If any of these restrictions were to impair materially the operations and earnings of our subsidiaries, cash distributions by these subsidiaries to us may be diminished.

Changes in our credit ratings may adversely affect the value of the notes.

The notes are expected to be rated “Baa2,” “BBB“ and “BBB“ by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Inc., respectively. Ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of a rating may be obtained from the relevant rating agency. Ratings are not recommendations to buy, sell or hold securities, and there can be no assurance that ratings will remain in effect for any given period of time or that ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Each rating should be evaluated independently of any other rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of your notes and increase our corporate borrowing costs.

Use of proceeds

We estimate that the net proceeds, after deducting underwriting discounts and commissions and other expenses of this offering payable by us, from the sale of the notes will be approximately $     .

We intend to use a portion of the net proceeds (1) to repay in full $125 million aggregate principal amount of our outstanding 7.25% Notes due 2013 and (2) to repay up to approximately $95 million of our outstanding indebtedness under our revolving senior credit facility (the “Senior Credit Facility”). The remaining portion of the proceeds will be used for other general corporate purposes. As of November 13, 2009, the Senior Credit Facility bears interest at a currently applicable rate of 4.86% on the $390 million swapped portion of the outstanding balance, and 0.25% plus 40 bps on the unswapped portion. The Senior Credit Facility expires in October 2012. The Senior Credit Facility will continue to be available after this offering. As of November 13, 2009, we had approximately $485 million of outstanding indebtedness under our Senior Credit Facility.

Ratio of earnings to fixed charges

Nine months
	Year ended						ended
	December 31,						September 30,
						Pro Forma(2)			Pro Forma(3)
	2004	2005	2006	2007	2008	2008	2008	2009	2009

Ratio of earnings to fixed charges(1)	4.0x	4.9x	7.2x	7.2x	8.3x	7.92x	9.9x	4.3x	3.85x

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax earnings from continuing operations before income taxes, interest expense, amortization of debt expense, the estimated interest factor in rent expense and adjustments for undistributed earnings from less-than-50-percent-owned entities. Fixed charges include interest expense, amortization of debt expense and the estimated interest factor in rent expense.

(2)	Gives effect to this offering of notes (assuming that $250 million of the notes are offered) and the use of proceeds therefrom to repay in full $125 million aggregate principal amount of our outstanding 7.25% Notes due 2013 and to repay approximately $95 million of our outstanding indebtedness under our Senior Credit Facility as if the offering and the use of proceeds therefrom had occurred on January 1, 2008.

(3)	Gives effect to this offering of notes (assuming that $250 million of the notes are offered) and the use of proceeds therefrom to repay in full $125 million aggregate principal amount of our outstanding 7.25% Notes due 2013 and to repay approximately $95 million of our outstanding indebtedness under our Senior Credit Facility as if the offering and the use of proceeds therefrom had occurred on January 1, 2009.

Capitalization

The following table presents our consolidated cash, cash equivalents and marketable securities and total capitalization as of September 30, 2009 on an actual basis and adjusted to give effect to the offering and the use of the net proceeds therefrom. The information set forth below should be read in conjunction with our unaudited consolidated financial statements and the related notes contained in our Quarterly Report on Form 10-Q for the quarter ended on September 30, 2009 incorporated by reference in this prospectus supplement.

September 30, 2009	Actual	As adjusted
	(unaudited)
(in millions)

Cash and cash equivalents	$357.4

Long-term debt (including current maturities):
Senior credit facility	$485.0	$
7.25% Notes due 2013 (principal amount $125.0 million)(a)	122.2
% Senior Notes due 20 offered hereby	–
Other (including capital leases)	1.0

Total long-term debt (including current maturities)	608.2
Total shareholders’ equity	1,276.9

Total capitalization	$1,885.1	$

(a)	Balance sheet at September 30, 2009 reflects $2.8 million recognized asset associated with the prior termination and designation of an interest rate swap in 2006.

Description of the notes

The notes will be issued under an indenture, dated as of August 1, 1998, between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “trustee”), as supplemented from time to time, including by a third supplemental indenture, to be dated as of November   , 2009 (the “indenture”) and entered into by us and the trustee in respect of the notes. The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it defines your rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the indenture may be obtained from us. You can find definitions of certain capitalized terms relating to the notes as used in the indenture in this section.

The following description of the terms of the notes offered by this prospectus supplement supplements the description of the general terms and provisions of the notes set forth in the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the notes. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth in the accompanying prospectus, which describes certain general terms and provisions of the debt securities that may be issued under the indenture from time to time. In the event of any inconsistency between the terms of the notes contained in this prospectus supplement and the provisions of the indenture contained in the accompanying prospectus, the terms contained in this prospectus supplement will control with respect to the notes.

As used in this “Description of the notes,” the terms “us,” “we,” “our” and “T&B” mean Thomas & Betts Corporation or any successor obligor and do not include any of its subsidiaries.

General

We will initially issue $      aggregate principal amount of the notes. We may, without the consent of the holders of the notes, issue additional notes which will be part of the same series as the notes offered hereby and which will have the same interest rate and other terms as described in this prospectus supplement and the accompanying prospectus.

The notes will mature on          , 20  and may be subject to redemption at our option, or purchased by us at your option upon a Change of Control Triggering Event, prior to the maturity date.

The notes will bear interest from November   , 2009 at the per annum rate of     %, payable semi-annually in arrears on           and           of each year, beginning on           , 2010, to holders of record at the close of business on           or           , as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be calculated on the basis of a 360-day year of twelve 30-day months.

The notes will be issued in registered form, without coupons, and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will be payable as to principal, premium, if any, and interest at the office or agency of T&B maintained for such purpose within New York City or, at our option, by wire transfer of immediately available funds. See “—Book-entry procedures.” Until otherwise designated by us, our office or agency in New York City will be the office of the trustee maintained for such purpose.

Ranking

The notes will be our senior unsecured obligations and will:

•	rank equally in right of payment with all of our existing and future senior unsecured indebtedness;

•	rank senior in right of payment to all of our existing and future subordinated indebtedness;

•	be effectively junior in right of payment to all of our existing and future secured indebtedness to the extent of the collateral securing such indebtedness, including any future indebtedness that may be secured under our Senior Credit Facility; and

•	be structurally junior in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries.

As of September 30, 2009, we had indebtedness of approximately $607.6 million that ranks equally with the notes and we had no outstanding secured indebtedness. As of September 30, 2009, our subsidiaries had approximately $135 million of liabilities.

Optional redemption

We may redeem the notes, in whole or in part, at our option, at any time and from time to time prior to maturity on at least 30 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of the notes (the “Redemption Date”). The redemption price will be equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•	the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the Treasury Rate (as defined below) plus basis points plus, in each case, accrued and unpaid interest on the notes to the Redemption Date; provided that the principal amount of a note remaining outstanding after redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means Banc of America Securities LLC, J.P. Morgan Securities Inc. or a Primary Treasury Dealer selected by Wells Fargo Securities, LLC and their respective affiliates, and their respective successors and one other nationally recognized investment banking firm that is a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) as selected by us. If any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by us, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on the note that would be due after the related Redemption Date but for the redemption. If that Redemption Date is not an interest payment date with respect to a note, the amount of the next succeeding scheduled interest payment on the note will be reduced by the amount of interest accrued on the Note to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolation (on a day count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

In the event that we choose to redeem less than all of the notes, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

The notice of redemption that relates to any note that is redeemed in part only shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the Redemption Date, interest will cease to accrue on notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price.

Repurchase upon change of control triggering event

If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to $2,000 or any multiple of $1,000 in excess thereof), of each holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of the notes, with a copy to the trustee for the notes, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than

30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of applicable securities laws and regulations in connection with the repurchase of the notes as a result of a Change of Control Triggering Event.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will be required to promptly mail, to each holder who properly tendered notes, the purchase price for such notes, and the trustee will be required to promptly authenticate and mail (or cause to be transferred by book-entry) to each such holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or a multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

The definition of “Change of Control” includes a clause relating to the sale, lease transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the term “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person may be uncertain in some circumstances.

For purposes of the repurchase provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to any person, other than to us or one of our subsidiaries; (2) the first day on which a majority of the members of our board of directors is not composed of Continuing Directors (as defined below); (3) the consummation of any transaction (including, without limitation, any merger, amalgamation, arrangement or consolidation) the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock; (4) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of us or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (5) the adoption of a plan relating to our liquidation or dissolution. For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Exchange Act.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by both Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement of the Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings change). Unless at least one of the Rating Agencies is providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the Issue Date; or (2) was nominated for election, elected or appointed to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval by such directors of our proxy statement in which such member was named as a nominee for election as a director).

A Delaware Chancery Court recently interpreted a similar definition of “Continuing Directors” and found that, under Delaware law, for purposes of such definition, a board of directors may approve a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. If a Tennessee court were to adopt a similar interpretation under Tennessee law, the foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Triggering Event” that would trigger your right to require us to repurchase your notes as described above.

“Investment Grade” means a rating equal to or higher than Baa3 by Moody’s (or the equivalent under any successor rating category of Moody’s) or BBB- by S&P (or the equivalent under any successor rating category of S&P) and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (a) each of Moody’s and S&P; and (b) if either of the Rating Agencies ceases to provide rating services to issuers or investors, and no Change of Control Triggering Event has occurred or is occurring, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that is selected by us (as certified by a resolution of our board of directors) as a replacement for such Rating Agency that is reasonably acceptable to us.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified person as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain covenants

The following covenants contained in the indenture will apply to the notes so long as any of the notes remain outstanding.

Limitations on liens

We will not issue, incur, create, assume or guarantee any Indebtedness secured by a Lien upon any Principal Property or upon any of the Capital Stock or Indebtedness of any of our Significant Subsidiaries (whether such Principal Property, or Capital Stock or Indebtedness is now existing or owed or is hereafter created or acquired) without in any such case effectively providing, concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured Indebtedness, or the grant of such Lien, that the notes (together, if we shall so determine, with any other Indebtedness of or guarantee by us ranking equally with the notes) shall be secured equally and ratably with (or, at our option, prior to) such secured Indebtedness. The foregoing restriction, however, will not apply to any of the following:

•	Liens existing on the Issue Date;

•	Liens on assets or property of a person at the time it becomes a Subsidiary, securing Indebtedness of such person, provided such Indebtedness was not incurred in connection with such person or entity becoming a Subsidiary and such Liens do not extend to any assets other than those of the person becoming a Subsidiary;

•	Liens on property or assets of a person existing at the time such person is merged into or consolidated with us or any of our Subsidiaries, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to us or any of our Subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction by which such person was merged into or consolidated with us or any of our Subsidiaries;

•	Liens existing on assets created at the time of, or within the 12 months following, the acquisition, purchase, lease, improvement or development of such assets to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of (in each case including related costs and expenses), such assets;

•	Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to above, so long as such Lien is limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced, and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding);

•	Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on our books in conformity with generally accepted accounting principles;

•	Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

•	Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

•	Liens in favor of only us or one or more of our Subsidiaries;

•	Liens in favor of the trustee securing Indebtedness owed under the indenture to the trustee and granted in accordance with the indenture; and

•	Liens to secure Hedging Obligations.

Notwithstanding the restrictions in the preceding paragraph, we will be permitted to incur Indebtedness, secured by Liens otherwise prohibited by this covenant, which, together with the value of Attributable Debt outstanding pursuant to the second paragraph of the “—Limitation on sale and lease-back transactions” covenant below, do not exceed 15% of Consolidated Net Tangible Assets measured at the date of incurrence of the Lien.

Limitations on sales and lease-back transactions

We will not enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease-Back Transaction between us and one of our Subsidiaries or between our Subsidiaries, unless: we or such Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes, pursuant to the covenant described above under the caption “—Limitation on liens”; or (b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our board of directors) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of us or of one of our Subsidiaries (other than Indebtedness that is subordinated to the notes or Indebtedness owed to us or one of our Subsidiaries) that matures more than

12 months after its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

Reports to holders of the notes

Whether or not required by the rules and regulations of the SEC, we will file with the SEC, to the extent such filings are accepted by the SEC, and will furnish (within 15 days after such filing) to the trustee and to the noteholders all quarterly and annual reports and other information, documents and reports that would be required to be filed with the SEC pursuant to Section 13 of the Exchange Act if we were required to file under that section.

Events of default

Each of the following events is an event of default with respect to the notes:

(1) default for more than 30 days in the payment of any interest on the notes when it becomes due;

(2) default in the payment of principal of, or premium, if any, on, the notes when due;

(3) default in the performance, or breach, of our obligations under the “Description of debt securities—Merger and consolidation” in the accompanying prospectus;

(4) default in the performance, or breach, of any covenant in the indenture, other than clauses (1) and (2) above, for more than 60 days after written notice from the trustee or the holders of 25% of the outstanding principal amount of the notes, voting together as a single class;

(5) failure to pay at maturity, or upon acceleration of, any indebtedness of us at any one time in an amount in excess of $50 million, if the indebtedness is not discharged or the acceleration is not annulled within 60 days after written notice to us by the trustee or the registered holders of at least 25% in principal amount of the outstanding notes; or

(6) certain events in bankruptcy, insolvency or reorganization with respect to T&B or any of its Significant Subsidiaries have occurred.

If an event of default (other than an event of default specified in clause (6) above), occurs and is continuing, the trustee or the holders of at least 25% of the principal amount of the notes, voting together as a single class, may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to us and the trustee specifying the respective event of default and that it is a “notice of acceleration”, and the same will become immediately due and payable. Notwithstanding the foregoing, if an event of default specified in clause (6) above occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on the notes will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes (including additional notes, if any) may rescind and cancel such declaration and its consequences if:

(1) we have paid or deposited with the trustee a sum sufficient to pay:

(a) all overdue installments of interest on the notes;

(b) the principal of (and premium, if any, on) the notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes;

(c) to the extent that payment of such interest is lawful, interest upon overdue interest or the rate borne by the notes; and

(d) all sums paid or advanced by the trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

(2) all events of default with respect to the notes, other than the non-payment of the principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent event of default or impair any right consequent thereto.

The holders of a majority in principal amount of the notes (including additional notes, if any) may, on behalf of the holders of all the notes, waive any past default under the indenture, and its consequences, except a default in the payment of the principal of (and premium, if any) or interest on the notes or in respect of a covenant or provision which, under the indenture, cannot be modified or amended without the consent of the holder of each outstanding note.

Defeasance and covenant defeasance

The provisions of the indenture relating to defeasance and covenant defeasance, as described in “Description of debt securities—Satisfaction, discharge and covenant defeasance” in the accompanying prospectus shall apply to the notes. In addition, T&B may, at its option and at any time, elect to have such provisions apply to its obligations with respect to certain other covenants that are identified in the indenture.

Book-entry procedures

The notes will be issued in the form of one or more fully registered global securities in a minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof that will be deposited with The Depository Trust Company, New York, New York (“DTC”) or its nominee. This means that we will not issue certificates to each holder. Each global security will be issued in the name of Cede & Co., DTC’s nominee, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own notes held by DTC only through a participant.

The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in a global security.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of notes represented by one or more global securities under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner of each note is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices, if any, will be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds and distributions on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the paying agent on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of each participant and not of DTC, the paying agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

A beneficial owner must give notice to elect to have its notes purchased or tendered, through its participant, to the paying agent, and will effect delivery of the notes by causing the direct participant to transfer the participant’s interest in the notes, on DTC’s records, to the paying agent. The requirement for physical delivery of the notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered securities to the paying agent’s DTC account.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the paying agent. Under such circumstances, in the event that a successor securities depository is not obtained, note certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Same-day settlement and payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System (Euroclear) or Clearstream Banking, société anonyme (Clearstream, Luxembourg,) in each case, as a participant in DTC.

Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Information concerning the trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. We may, from time to time, borrow from or maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course.

Certain definitions

“Attributable Debt” means, with respect to a Sale and Lease-Back Transaction with respect to any Principal Property, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities then outstanding under the indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Capital Stock” means:

(1) with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2) with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Consolidated Net Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under capital leases; and (b) intangible assets (including goodwill), to the extent included in said aggregate amount of assets, all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles in the United States of America applied on a consistent basis.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Hedging Obligations” means:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk;

(3) other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices; and

(4) other agreements or arrangements designed to protect against fluctuations in equity prices.

“Indebtedness” means with respect to any person, without duplication:

(1) all obligations of such person for borrowed money; and

(2) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments.

“Issue Date” means the date of original issuance of the notes.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Principal Property” means the land, improvements, buildings, fixtures and equipment (including any leasehold interest therein) constituting our principal corporate office, any manufacturing plant, or any manufacturing, distribution or research facility (in each case, whether now owned or hereafter acquired) which is owned or leased by us, unless our board of directors has determined in good faith that such office, plant or facility is not of material importance to the total business conducted by us and our Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property will be determined by reference to all properties affected by such transaction or series of transactions.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us to such person.

“Significant Subsidiary” means, with respect to any person, any Subsidiary of such person that satisfies the criteria for a “significant subsidiary” as set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company, limited partnership or other similar type of business entity in which we and/or one or more of our Subsidiaries together own more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company, limited partnership or other similar type of business entity, directly or indirectly.

Material United States federal income tax consequences

The following are the material United States federal income tax consequences of ownership and disposition of the notes. This discussion only applies to notes that meet all of the following conditions:

•	they are purchased by those initial holders who purchase notes at the “issue price”, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	they are held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	tax-exempt organizations;

•	certain former citizens and residents of the United States;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons holding notes as part of a hedge, straddle or other integrated transaction;

•	United States Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for United States federal income tax purposes; or

•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for United States federal income tax purposes holds notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding notes and partners in such partnerships should consult their tax advisors as to the particular United States federal income tax consequences of holding and disposing of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax consequences to United States holders

As used herein, the term “United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Payments of interest

The notes will be issued without original issue discount for United States federal income tax purposes. Accordingly, stated interest paid on a note will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder’s method of accounting for federal income tax purposes.

Potential contingent payment debt treatment

Upon the occurrence of a Change of Control Triggering Event, we would generally be required to repurchase the notes at 101% of their principal amount plus accrued and unpaid interest, as described under “Description of the notes — Repurchase upon change of control triggering event”. Although the issue is not free from doubt, we intend to take the position that such requirement does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position not binding on the Internal Revenue Service (the “IRS”). If the IRS successfully takes a contrary position, United States Holders would be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, United States Holders would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. United States Holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, exchange redemption, retirement or other taxable disposition of the notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition and the United States Holder’s adjusted tax basis in the note, which will generally be the United Stated Holder’s cost for the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “— Payments of interest” above.

Gain or loss realized on the sale, exchange, redemption, retirement or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption, retirement or other taxable disposition the note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Backup withholding and information reporting

Information returns will generally be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes unless the United States Holder is an exempt recipient such as a corporation. A United States Holder will be subject to United States backup withholding tax on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax consequences to non-United States holders

As used herein, the term “Non-United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes: a nonresident alien individual, a foreign corporation or a foreign estate or trust.

“Non-United States Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note and who is not otherwise a resident of the United States for United States federal income tax purposes. Such a holder is urged to consult his or her own tax advisors regarding the United States federal income tax consequences of the sale, exchange or other disposition of a note.

Subject to the discussion below concerning backup withholding:

•	payments of principal and interest on the notes by us or any paying agent to any Non-United States Holder will not be subject to United States federal withholding tax, provided that, in the case of interest:

•	the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of T&B entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below; and

•	a Non-United States Holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the Non-United States Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

Certification requirement

Interest will not be exempt from withholding tax as described above unless the beneficial owner of that note certifies on IRS Form W-8BEN (or other applicable form), under penalties of perjury, that it is not a United States person. If a Non-United States Holder does not provide such a certification, or is not otherwise exempt from withholding on payments of interest as described above, any such payments of interest will be subject to a 30% United States federal withholding tax, unless such Non-United States Holder provides us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (as discussed below).

If a Non-United States Holder of a note is engaged in a trade or business in the United States, and if interest on, or gain realized with respect to, the note is effectively connected with the conduct of this trade or business, the Non-United States Holder will generally be taxed in the same manner as a United States Holder (see “Tax consequences to United States holders” above), subject to an applicable income tax treaty providing otherwise. Interest that is includible in income by a Non-United States Holder because it is effectively connected with a United States trade or business is not subject to the withholding tax discussed above, provided that the holder provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a 30% branch profits tax.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with interest payments on the notes. Unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition and the Non-United States Holder may be subject to United States backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is timely furnished to the IRS.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes set forth opposite the names of the underwriters below:

Principal amount
Underwriter	of notes

Banc of America Securities LLC	$
J.P. Morgan Securities Inc.
Wells Fargo Securities, LLC

Total	$

The underwriting agreement provides that the underwriters severally agree to purchase all of the notes if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters initially propose to offer the notes to the public at the public offering prices that appear on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may re-allow, a concession of up to     % of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering prices and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us

Per note		%

Total	$

In the underwriting agreement, we have agreed that:

•	We will pay our expenses related to the offering, which we estimate will be $ .

•	We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officer’s certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Delivery of the notes in this offering is expected to be on or about November  , 2009, which will be the fifth business day following the trade date of the notes (T+5). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before November  , 2009 will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate-covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate-covering transactions, they may discontinue them at any time.

Selling restrictions

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Conflicts of interests

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In particular, affiliates of Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC are lenders under our Senior Credit Facility.

As described in “Use of proceeds”, a portion of the net proceeds of this offering are intended to be used to repay outstanding indebtedness under our Senior Credit Facility. Because more than 5% of the net proceeds of this offering, not including underwriting compensation, may be received by affiliates of Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC, this offering is being conducted in accordance with National Association of Securities Dealers (NASD) Conduct Rule 2720 of the Financial Industry Regulatory Authority, Inc. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with the offering, as the offering is of a class of securities that are investment rate graded, as that term is defined in Rule 2720. Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC will not confirm sales to any account over which they exercise discretionary authority without first receiving a written consent from those accounts.

Legal matters

The validity of the notes will be passed upon for us by W. David Smith, Jr., Assistant General Counsel and Assistant Secretary of Thomas & Betts Corporation and by Davis Polk & Wardwell LLP, New York, New York, our special counsel, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

PROSPECTUS

Thomas & Betts Corporation

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES

We may offer from time to time common stock, preferred stock or debt securities. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 10 of our annual report on Form 10-K for the year ended December 31, 2007 which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 3, 2008

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “Thomas & Betts,” “we,” “us,” and “our” refer to Thomas & Betts Corporation.

THOMAS & BETTS CORPORATION

Thomas & Betts Corporation is a leading designer and manufacturer of electrical components used in industrial, commercial, communications, and utility markets. We are also a leading producer of commercial heating units and highly engineered steel structures, used primarily for utility transmission. We have operations in approximately 20 countries. Manufacturing, marketing and sales activities are concentrated primarily in North America and Europe. We pursue growth through market penetration, new product development, and acquisitions.

We sell our products through the following channels:

•	electrical, utility, telephone, cable and heating, ventilation and air-conditioning distributors;

•	mass merchandisers, catalog merchandisers and home improvement centers; and

•	directly to original equipment manufacturers, utilities and certain end-users.

Thomas & Betts was first established in 1898 as a sales agency for electrical wires and raceways, and was incorporated and began manufacturing products in New Jersey in 1917. We were reincorporated in Tennessee in 1996. Our corporate offices are maintained at 8155 T&B Boulevard, Memphis, Tennessee 38125, and our telephone number at that address is 901-252-8000. We maintain a website at www.tnb.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed February 22, 2008.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, filed May 6, 2008.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, filed August 7, 2008.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, filed October 31, 2008.

•	Our Current Reports on Form 8-K filed January 18, 2008, May 8, 2008, June 5, 2008, June 24, 2008, November 3, 2008 and November 26, 2008.

•	Our Current Report on Form 8-K/A filed January 15, 2008.

You may request a copy of these filings at no cost, by writing or telephoning the office of W. David Smith, Jr., Assistant Corporate Secretary, Thomas & Betts Corporation, 8155 T&B Boulevard, Memphis, Tennessee 38125, Tel. (901) 252-8000.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking comments and statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts regarding Thomas & Betts Corporation and are subject to risks and uncertainties in our operations, business, economic and political environment.(a) Forward-looking statements contain words such as:

• “achieve”	• “anticipates”	• “intends”
• “should”	• “expects”	• “predict”
• “could”	• “might”	• “will”
• “may”	• “believes”	• other similar expressions

Many factors could affect our future financial condition or results of operations. Accordingly, actual results, performance or achievements may differ materially from those expressed or implied by the forward-looking statements contained in this Report. We undertake no obligation to revise any forward-looking statement included in the Report to reflect any future events or circumstances.

(a)	These risks and uncertainties, which are further explained in Item 1A. Risk Factors in our Form 10-K for the year ended December 31, 2007, include:

•	negative economic conditions could have a material adverse effect on our operating results and financial condition;

•	a significant reduction in the supply of commodity raw materials could materially disrupt our business and rising and volatile costs for commodity raw materials and energy could have a material adverse effect on our profitability;

•	significant changes in customer demand due to increased competition could have a material adverse effect on our operating results and financial condition.

A reference in this prospectus to “we”, “our”, “us”, “Thomas & Betts” or the “Corporation” refers to Thomas & Betts Corporation and its consolidated subsidiaries.

DESCRIPTION OF COMMON STOCK

The following description of our capital stock is based upon our amended and restated charter (“Amended and Restated Charter”), our amended and restated bylaws (“Bylaws”) and applicable provisions of law. We have summarized certain portions of the Amended and Restated Charter and Bylaws below. The summary is not complete. The Amended and Restated Charter and Bylaws are incorporated by reference in the registration statement for these securities that we have filed with the SEC and have been filed as exhibits to our 10-K for the years ended December 31, 1999 and December 31, 2003, respectively. You should read the Amended and Restated Charter and Bylaws for the provisions that are important to you.

Certain provisions of the Tennessee Business Combination Act (“TBCA”), the Amended and Restated Charter and the Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Authorized Capital Stock

Our Amended and Restated Charter authorizes us to issue 250 million shares of common stock, par value $0.10 per share, and 1 million shares of preferred stock, par value $0.10 per share.

Common Stock

As of October 27, 2008, there were 55,906,233 shares of common stock outstanding which were held of record by 2,800 shareholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. As a Tennessee corporation, we are subject to statutory limitation on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding up of Thomas & Betts, holders of our common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of our indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The common stock is listed on the New York Stock Exchange. The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Certain Provisions of Thomas & Betts’ Amended and Restated Charter, Bylaws and Tennessee Law

Advance Notice of Proposals and Nominations

For nominations or other business to be properly brought before an annual meeting by a shareholder, the shareholder must deliver written notice within eight months following the previous year’s annual meeting in order to preserve their right to do so.

Limits on Special Meetings

Our Amended and Restated Charter and Bylaws do not permit any of our shareholders to call a special meeting, regardless of the percentage of voting stock held by such shareholders, nor can our shareholders call a special meeting by written consent.

Certain Anti-Takeover Effects of Tennessee Law

Under the Tennessee Business Combination Act, an interested shareholder of a Tennessee corporation (defined as any shareholder that beneficially owns 10% or more of a class of such a corporation’s voting stock) is prohibited from engaging in a business combination with such corporation for a period of five years from the date such shareholder becomes an interested shareholder, except if prior to such date, the corporation’s board of directors approves the business combination or the stock purchase that results in the shareholder becoming an interested shareholder. After expiration of the five year period, the corporation and the interested shareholder may engage in a business combination if it is approved by two-thirds of the corporation’s disinterested shares or certain fair price standards are met.

DESCRIPTION OF PREFERRED STOCK

The Board of Directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, without further vote or action by the shareholders.

The specific terms of any preferred stock to be sold under this prospectus will be described in the applicable prospectus supplement. If so indicated in such prospectus supplement, the terms of the preferred stock offered may differ from the general terms set forth below. Unless otherwise specified in the prospectus supplement relating to the preferred stock offered thereby, each series of preferred stock offered will rank in equal right of payment to all other series of our preferred stock, and holders thereof will have preemptive rights. The preferred stock offered will, when issued, be fully paid and nonassessable.

You should read the applicable prospectus supplement for the terms of the preferred stock offered. The terms of the preferred stock set forth in such prospectus supplement may include the following, as applicable to the preferred stock offered thereby:

•	the designation of the series of preferred stock, which may be by distinguishing number, letter or title;

•	the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

•	the dividend rate or rates of such shares, the date at which dividends, if declared, will be payable, and whether or not such dividends are to be cumulative and, if cumulative, the date or dates from which dividends shall be cumulative;

•	the amounts payable on shares of such preferred stock in the event of voluntary or involuntary liquidation, dissolution or winding up;

•	the redemption rights and price or prices, if any, for the shares of such preferred stock

•	the terms and amount of any sinking fund or analogous fund providing for the purchase or redemption of the shares of such preferred stock, if any;

•	the voting rights, if any, granted to the holders of the shares of such preferred stock in addition to those required by Tennessee law or our charter;

•	whether the shares of preferred stock shall be convertible into shares of our common stock or any other class of our capital stock, and if convertible, the conversion price or prices, any adjustment thereof and any other terms and conditions upon which such conversion shall be made;

•	any other rights, preferences, restrictions, limitations or conditions relating to the shares of preferred stock as may be permitted by Tennessee law or our charter;

•	any listing of such preferred stock on any securities exchange; and

•	a discussion of federal income tax considerations applicable to such preferred stock.

Our authorized shares of common stock and preferred stock are available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of the stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our shareholders is not required for the issuance of shares of our common stock or preferred stock, our Board of Directors may determine to issue shares without seeking shareholder approval.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Thomas & Betts without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. Our Board of Directors could make any determination to issue such shares based on its judgment as to the best interests of Thomas & Betts and our shareholders. Our Board of Directors, in so acting, could issue preferred stock having terms that could discourage an attempt to acquire us, including tender offers or other transactions that some, or a majority, of our shareholders might believe to be in their best interests, or as a result of which our shareholders might receive a premium for their stock over the then current market price of such stock.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under a trust indenture, dated as of August 1, 1998, (the “Indenture”) between us and the Bank of New York Trust Company, N.A., as successor trustee. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized certain terms and provisions of the Indenture. The summary is not complete. The Indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the Indenture for the provisions which may be important to you. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

The Indenture will not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•	the designation, aggregate principal amount and authorized denominations;

•	the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertability provisions;

•	the place where we will pay principal and interest;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any United States federal income tax consequences;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment interest and the maximum length of this deferral period;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including any additional events of default or covenants.

Events of Default

When we use the term “Event of Default” under the Indenture with respect to debt securities of any series, here are some examples of what we mean:

(1) default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days;

(2) default in paying principal, or premium, if any, on, the debt securities when due;

(3) default in the performance, or breach, of any covenant in the Indenture (other than defaults specified in clause (1) or (2) above) and the default or breach continues for a period of 60 days after we receive written notice from the trustee or we and the trustee receive notice from the holders of at least 50% in aggregate principal amount of the outstanding debt securities of that series;

(4) default in the deposit of any sinking fund payment when and as due by the terms of the debt securities;

(5) certain events in bankruptcy, insolvency, reorganization or similar proceedings with respect to Thomas & Betts; or

(6) any other Events of Default set forth in the prospectus supplement.

If an Event of Default (other than an Event of Default related to bankruptcy, insolvency or reorganization in respect of us, as specified in clause (5) above) with respect to Thomas & Betts under the Indenture occurs and is continuing, then the Trustee or holders of not less than 50% in aggregate principal amount of the outstanding debt securities of that series may, by written notice (and to the Trustee if given by Holders), require us to repay immediately the entire principal amount of the outstanding debt securities of that series.

If an Event of Default related to bankruptcy, insolvency or reorganization in respect of us, as specified in clause (5) above, occurs, the principal amount of all outstanding debt securities of each series will become due and payable without any declaration or other act on the part of the trustee or the holders.

After a declaration of acceleration with respect to the debt securities of such series has been made, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to certain conditions, rescind and annul such acceleration if all Events of Default with respect to the debt securities of that series, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

Holders of at least 50% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have made written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

The trustee will, within 90 days after any Event of Default occurs, give notice of the Event of Default to the holders of the debt securities of that series, unless the Event of Default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if a determination is made in good faith by the board of directors, the executive committee, a trust committee of directors or responsible officers of the trustee that the withholding of notice is in the interest of the holders. In addition, with respect to an Event of Default of the character specified in clause (3) above, no notice to holders will be given until at least 60 days after the occurrence such Event of Default.

We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the Indenture.

Modification, Amendment and Waiver

The Indenture may be amended, modified or supplemented without the consent of any holder of debt securities in order to:

•	evidence the succession of another person to us and the assumption by any such successor of the covenants in the Indenture and the debt securities;

•	provide for the assumption of our obligations in the case of a merger or consolidation;

•	add to the covenants of the Thomas & Betts for the benefit of the holders of debt securities or to surrender any right or power herein conferred upon Thomas & Betts;

•	add any additional Events of Default with respect to debt securities;

•	change or eliminate any of the provisions of the Indenture, provided that any such change or elimination will become effective only when there is no outstanding debt securities outstanding of any series created prior to the execution of the supplemental indenture which is entitled to the benefit of that provision;

•	secure the debt securities of a series;

•	cure ambiguities, defects or inconsistencies;

•	add to or change any of the provisions to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	establish the form or forms of debt securities of any series;

•	evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the Indenture to provide for or facilitate the administration of the trusts by more than one trustee;

•	add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities;

•	supplement any of the provisions of to permit or facilitate the defeasance and discharge of any series of debt securities; or

•	make any change that does not adversely affect the rights of any holder.

Other amendments or modifications of the Indenture or the debt securities may be made by us and the trustee with the consent of the holders of not less than a majority in principal amount of each series of debt securities to be affected by the amendment or modification. However, no such modification or amendment may, without the consent of the holder of each debt security affected:

•	change the maturity of the principal of, or any installment of interest on, the debt securities;

•	reduce the principal amount of, rate of interest on, or premium payable upon the redemption of, on the debt securities;

•	change the place of payment where, or the currency in which, the debt securities or the interest or any premium is paid;

•	impair the right to institute suit for the enforcement of any payment on the debt securities; or

•	reduce the percentage in principal amount of outstanding debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action.

Merger and Consolidation

The Indenture does not prevent any consolidation or merger of us with or into any other person, or successive consolidations or mergers in which we or our successor or successors may be a party, or any conveyance, transfer or lease of our property as an entirety or substantially as an entirety, to any person, provided that:

•	the corporation formed by such consolidation or into which we are merged or the person which acquires by conveyance, transfer, or lease our properties and assets, as, or substantially as, an entirety (the “surviving entity”) will be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•	the surviving entity will expressly assume the due and punctual payment of the principal of (and premium, if any), interest on and any additional amounts with respect to all the debt securities and the performance of every covenant of the Indenture to be performed or observed on our part;

•	immediately after giving effect to such transaction, no default has occurred and is continuing; and

•	we will have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

If any consolidation or merger or any conveyance, transfer or lease of the properties and assets of the company as, or substantially as, an entirety to any person occurs, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of, Thomas & Betts under the Indenture with the same effect as if the successor corporation has been named as Thomas & Betts. Except in the case of a lease to another person, Thomas & Betts will be relieved of all obligations and covenants under the Indenture and the debt securities.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the Indenture, when:

•	either:

•	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

•	all the debt securities of any series issued that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year (“discharge”) or, if redeemable at our option, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and we have deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal (and premium, if any), interest and any additional amounts;

•	we have paid or caused to be paid all other sums then due and payable under the Indenture; and

•	we have delivered to the trustee an officers’ certificate or an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

We may elect to have our obligations under the Indenture discharged with respect to the outstanding debt securities of any series (“defeasance”). Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series and to have satisfied all of our obligations under the debt securities and the Indenture, except for:

•	the rights of holders of the debt securities to receive, solely from the trust fund, principal (and premium, if any), interest, if any, on and any additional amounts when due;

•	our obligations with respect to the debt securities concerning the issuance of temporary debt securities; registration and transfer of debt securities; replacement of mutilated, destroyed, lost or stolen debt securities; compensation of the trustee from time to time for its services rendered under the Indenture; maintenance of an office or agency for payment; and holding in trust sums sufficient for the payment of additional amounts, if any;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the Indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the Indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute an Event of Default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default for that series.

In order to exercise either defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in dollars or in such foreign currency in which the debt securities are payable in at stated maturity;

•	Government Obligations; or

•	a combination of money and Government Obligations,

in each case sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, (a) the principal of (and premium, if any) and interest on the outstanding debt securities of such series at maturity and (b) any mandatory sinking fund payments or analogous payments applicable to the outstanding debt securities of such series on the day on which such payments are due and payable in accordance with the terms of the Indenture and of the debt securities. Before such deposit, we may make arrangements satisfactory to the trustee for the redemption of any series of debt securities at a future date in accordance with any redemption provisions contained in the supplemental indenture relating to such series, which shall be given effect in applying the foregoing;

•	in the case of defeasance, (i) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to the same federal income tax as would be the case if the covenant defeasance had not occurred;

•	no Event of Default or event with which notice of lapse of time or both would become an Event of Default with respect to the debt securities of that series has occurred and is continuing at the time of such deposit with respect to such defeasance only, at any time during the period ending on the 123rd day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 123rd day;

•	such defeasance or covenant defeasance will not cause the trustee to have a conflicting interest for the purposes of the Trust Indenture Act with respect to any of our securities;

•	such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which we are a party, or by which we are bound;

•	such defeasance or covenant defeasance will not cause any securities listed on any registered national stock exchange under the Securities Exchange Act of 1934, as amended, to be deleted;

•	such defeasance or covenant defeasance will be effected in compliance with any additional terms, conditions or limitations which may be imposed on us in connection therewith; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

Concerning our Relationship with the Trustee

We maintain ordinary banking relationships and credit facilities with The Bank of New York Trust Company, N.A.

FORM OF DEBT SECURITIES

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities.  We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, (and premium, if any), interest payments and additional amounts, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Thomas & Betts, the trustee or any other agent of Thomas & Betts, or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

The securities described in this prospectus may be sold in any of the following ways: (1) through underwriters or dealers; (2) through agents; or (3) directly to one or more purchasers (through a specific bidding or auction process or otherwise).

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. If a dealer is utilized to sell the securities, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at any time of resale.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received from us will be described, in the applicable prospectus supplement.

Offers to purchase the securities may be solicited directly and the sale thereof may be made directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto, including the terms of any bidding or auction process.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for the solicitation of such contracts.

Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

Unless otherwise indicated in the applicable prospectus supplement, we do not intend to apply for the listing of any series of debt securities or preferred stock on a national securities exchange. If debt securities or preferred stock of any series are sold to or through underwriters, the underwriters may make a market in such securities, as permitted by applicable laws and regulations. No underwriter would be obligated, however, to make a market in such securities, and any such market-making could be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the debt securities or preferred stock of any series.

Certain of the underwriters, dealers or agents and their associates may be customers of, engage in transactions with, and perform services for, us in the ordinary course of business.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by W. David Smith, Jr., Assistant General Counsel and Assistant Secretary of Thomas & Betts Corporation and Davis Polk & Wardwell, and by counsel for any underwriters, dealers and agents.

EXPERTS

The consolidated financial statements of Thomas & Betts Corporation and its subsidiaries as of December 31, 2007 and December 31, 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report of Internal Control over Financial Reporting) included in our Annual Report on Form 10-K for the year ended December 31, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2007 financial statements contains an explanatory paragraph referring to the adoption in 2007 of the accounting for uncertainty in income taxes as required by FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, the adoption in 2006 of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.

The report on the effectiveness of internal control over financial reporting as of December 31, 2007 contains an explanatory paragraph that states that management has excluded from its assessment of internal control over financial reporting four companies that Thomas & Betts Corporation acquired in 2007. These companies combined represented approximately 10% of the Corporation’s total assets (excluding approximately 20% goodwill and other intangible assets) as of December 31, 2007 and approximately 5% of its 2007 net sales.